May 30, 2017

LETTER OF INTENT

Dear Marc Herman,

This exclusive binding Letter of Intent (“LOI”) sets forth the basic terms under which SocialPlay USA, Inc., a Nevada corporation will engage in a corporate transaction between itself and Friendship Socks Inc., a Canadian corporation registered in British Columbia. (collectively, SPLY, FS shall be sometimes referred to herein as the “Parties” and individually a “Party”). The basic terms of the proposed transaction are as follows:

1.	Acquisition Agreement and Right of First Refusal

No later than June 30, 2017, the Parties shall enter into a definitive Acquisition Agreement for SPLY to acquire a 33% equity interest in FS and a Right of First Refusal to provide additional financing and acquire up to 100% equity interest in FS, as defined herein (“Acquisition Agreement”).

2.	Cash Investment

The parties agree that a cash investment in FS of $150,000 USD will result in a 33% equity acquisition by SPLY.

•	In order to acquire a 33% equity interest in FS, SPLY

Shall:

(i)    Deliver to FS, $50,000 towards the “Total Cash Investment” (equivalent to 11% equity interest) upon execution of this LOI.

(ii)  Upon satisfaction by FS of “Milestone 1” as defined in “Schedule B” attached hereto, deliver to FS an additional $50,000 towards the “Total Cash Investment” (equivalent to 11% equity interest) no later than 30 days from execution of definitive Acquisition Agreement.

(iii)  Upon satisfaction by FS of “Milestone 2” as defined in “Schedule C” attached hereto, deliver to FS an additional $50,000 towards the “Total Cash Investment” (equivalent to 11% equity interest) no later than 60 days from execution of definitive Acquisition Agreement.

Upon completion of all payments as set forth above, FS shall immediately issue and/or cause to be issued sufficient shares of its capital in the name of SPLY equal to 33% of its issued and outstanding stock. All obligations under 2.(a) above must be completed prior to commencement of 2.(b) below.

Should the definitive Acquisition Agreement not be entered into by either party than SPLY shall receive 11% equity interest in FS as a result of the initial $50,000 USD Investment. Should the definitive Acquisition Agreement be entered into but Milestone 1 or 2 not be reached then SPLY will have the right to waive these milestones and still provide the “Total Cash Investment” for each milestone and receive the equivalent equity share (11% per milestone) or SPLY and FS can terminate this agreement with no penalty to either party.

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(b) Right of First Refusal: In order to acquire up to 100% equity interest in FS, FS shall:

Grant to SPLY a Right of First Refusal.

FS shall not solicit any equity investment, loan, or other financing without first sending written notice to SPLY with an offer for equity investment, loan, or other financing and then SPLY shall have fifteen (15) days to respond.

If SPLY responds with a written financing offer, FS shall negotiate in good faith with SPLY for a period of an additional fifteen (15) days in order to reach an agreement on terms. If the parties are able to reach an agreement, the financing shall be consummated within thirty (30) days after the agreement is reached. If the parties are unable to reach agreement, or if SPLY declines to offer financing or does not respond in a timely manner, then FS shall be free to solicit financing proposals from third parties.

3.	Shareholder Agreement

Upon entering into the definitive Acquisition Agreement the parties, including all shareholders of FS will enter into a separate Shareholder Agreement which will define the terms and conditions pertaining to the Buy, Sell or Buyout of shares of FS.

4.	Material Breach

Where either Party fails to meet its obligations pursuant to the Acquisition Agreement in any material way, the non-breaching party shall notify the breaching party of such breach (“Notice of Breach”) and the breaching party shall then have 20 days in which to cure the breach (“Cure Period”). Should the breach not be cured then the non-breaching party may terminate this agreement.

5.	Conditions to Closing.

(a)               The obligation of FS to consummate the transactions described herein shall be subject to the following conditions precedent. However, FS retain the exclusive right to waive (in writing) any covenant or warranty found in this Section:

(i)                 The execution and delivery by SPLY, FS of the Acquisition Agreement in accordance with the time frame set forth in Article 1 of this Agreement and such other documents, instruments and agreements as shall be reasonably deemed necessary by mutual agreement of the Parties in order to consummate the transactions contemplated herein in such form as the Parties shall deem appropriate. The Acquisition Agreement shall contain, in addition to the terms set forth herein, customary representations, warranties, covenants, conditions, indemnities, escrows and other standard terms and provisions, as agreed to between the Parties.

(ii)               FS shall have conducted and completed to its sole satisfaction a business, legal, tax and financial due diligence review of SPLY which shall be completed by the day immediately prior to Closing.

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(iii)            Receipt by SPLY of all necessary regulatory and third party approvals, consents and waivers, including any stockholder and Board of Directors' required with respect to the transaction.

(iv)             There shall not be any material adverse change in the financial condition of SPLY from the date hereof through the date of Closing.

(v)               Other than as indicated in Article 1, at Closing, none of the assets underlying the Agreement shall be subject to any lien or encumbrance of any character whatsoever or any adverse claims by any third parties.

(b)               The obligation of SPLY to consummate the transactions described herein shall be subject to the following conditions precedent. However, SPLY retains the exclusive right to waive (in writing) any covenant or warranty found in this Section:

(i)                 The execution and delivery of the Acquisition Agreement in accordance with the time frame set forth in Article 1 of this Agreement and such other documents, instruments and agreements as shall reasonably be deemed necessary by the Parties in order to consummate the transactions contemplated hereby in such form as the Parties shall approve. The Acquisition Agreement shall contain, in addition to the terms set forth herein, customary representations, warranties, covenants, conditions, indemnities, escrows and other standard terms and provisions, as agreed to between the Parties.

(ii)               Receipt of all necessary regulatory and third party approvals, consents and waivers, including any stockholder and Board of Directors' approvals with respect to the transaction. FS shall have obtained the necessary consents and waivers of stockholders and members of the Board of Directors with respect to the transaction prior to Closing.

(iii)            Receipt of all information from FS and SHLDRS (including that regarding the assets underlying the Acquisition Agreement and, if applicable the audited financial information regarding those assets, with the cost of such audit and any related expenses to be paid by SPLY) that SPLY will need to include in the report on Form 8-K to be filed with the US Securities and Exchange Commission.

6.                  Conditions Subsequent to Closing. Within Four (4) business days of the Acquisition Agreement, SPLY shall complete and file all necessary reports with the Securities and Exchange Commission including, but not limited to, a Current Report on Form 8-K disclosing all material terms of the License.

7.                  Expenses. Except as may be otherwise set out in the Acquisition Agreement, the Parties shall pay each of their respective legal, accounting and any other out-of-pocket expenses incurred in connection with this transaction, whether or not the transaction is consummated. All finder’s fees, if any, shall be the responsibility of the party incurring such fee, but shall in no way change the terms hereof. Neither Party shall be fiscally responsible to the other in the event that the transaction contemplated herein does not occur.

8.                  Confidentiality. The provisions of the Confidentiality Agreement previously executed by the Parties shall remain in full force and effect.

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9.                  Publicity; Public Companies. The Parties acknowledge that SPLY is a publicly held company and as such is subject to certain United States federal and state securities laws concerning the trading of its securities and all parties agree to comply with all such applicable laws. No Party hereto shall, and each shall cause their respective affiliates not to, issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this letter or the transactions contemplated hereby without the prior approval of the other party, which approval will not be unreasonably withheld, except as may be required by law. Notwithstanding, no press release or public announcement shall be made by either Party until after Closing and then only with written approval of the Parties.

10.              Preparation of Acquisition Agreement. Upon approval by FS as evidenced by the return of this Agreement in its fully executed form, our counsel in coordination with your counsel shall prepare the Acquisition Agreement which shall contain certain provisions in accordance with the terms found herein together with such customary terms and conditions as the Parties mutually agree to.

11.              Good Standing. At Closing, each of the Parties shall be in good standing as corporations in their respective jurisdictions of incorporation and neither shall be in violation of any United States federal or state securities or other local laws governing either public or private companies.

12.              No Shop. SPLY, FS agree that from the date of this Letter of Intent until April 14, 2017, neither party nor any of affiliates, officers, directors, employees, agents, or advisors thereof shall, directly or indirectly, solicit offers from, negotiate with or in any manner encourage or consider any proposal of any other person or entity relating to the subject matter herein, in whole or in part.

13.              Miscellaneous. This letter and the terms herein are open until April 14, 2017. Unless extended by mutual agreement in writing, if the Parties do not, despite acting in good faith, enter into an Acquisition Agreement by that date, this Letter shall terminate automatically. This Letter shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof. This letter may be executed in counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

Please indicate your agreement to the foregoing in the space provided below and return it to the undersigned within two days of the date hereof.

Very truly yours,

SocialPlay USA, Inc.

By: /s/ Robert Rosner

Name: Robert Rosner

Title: President and CEO

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AGREED TO AND ACCEPTED AS OF

THE DATE FIRST ABOVE WRITTEN:

Friendship Socks Inc.

By: /s/ Marc Herman

Name: Marc Herman

Title: CEO and Co-Founder

AGREED TO AND ACCEPTED AS OF

THE DATE FIRST ABOVE WRITTEN:

By: /s/ Sean Rainey

Name: Sean Rainey

Title: CCO and Co-Founder

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Schedule A

Assets from Friendship Socks

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Schedule B

Milestone 1

Website UX AND UI (updated design, user experience enhanced, product choice options)

Retail Offering (backend development and integration into current system) New Packaging (finalize new design and samples approved)

Trademark FS (pay for registration, currently on hold)

Begin collaboration discussions (for up-coming Friendship Day) Photoshoot and video (for web and social media)

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Schedule C

Milestone 2

New site goes live

Hire social media/PR person (manage social media, influencer outreach, assist press and media outreach)

Retail strategy complete (list of key retail store partners, pitch deck and outreach plan) New collection (socks for collaboration designed and samples produced)

PPC Ad campaign (Facebook and Ad words PPC campaign, A/B testing)

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